Exhibit A

JOINT FILING AGREEMENT

The undersigned agree that this Schedule 13G Amendment No. 2 dated November 14, 2025 relating to the Common Stock, par value $0.0001 per share, of Sable Offshore Corp. shall be filed on behalf of the undersigned.

PILGRIM GLOBAL ICAV By: /s/ Paul Fitzgerald
Name: Paul Fitzgerald
Title: Executive Director

PILGRIM GLOBAL ADVISORS LLC By: /s/ Procter J. Hug IV
Name: Procter J. Hug IV
Title: Manager

DARREN MAUPIN By: /s/ Darren Maupin